June 1, 2005

Hyperdynamics Corporation
9700 Bissonnet
Suite 1700
Houston, TX 77036
Attn: Kent Watts/ Chairman



Dear Kent:

     For personal reasons and with regret I am providing immediate notice of my resignation from the Hyperdynamics Board of Directors.

     I truly believe Hyperdynamics is positioned for dynamic growth in the future and wish all of you the best.



                                                     Sincerely,

                                                     /s/ Robert J. Hill

                                                     Robert J. Hill
                                                     Director